EXHIBIT 2.04

PURCHASE AGREEMENT

THIS PURCHASE AGREEMENT ("Agreement") is made and entered into as of April 21, 2009, by and between: MetroConnect, Inc. (“MTCI”), a Nevada corporation wholly owned subsidiary, NextPhase Technologies, Inc a California Corporation ("Buyer"), Freedom Communications Services, Inc (“FCSI”), a California corporation (the "Seller").

RECITALS

           A. Seller desires to transfer and sell, and Buyer desires to acquire, certain assets from FCSI the Seller on the terms further set forth herein (referred to herein as the "Acquisition");

           B. Buyer agrees to change the name of the subsidiary company from NextPhase Technologies, Inc to Freedom Wireless Services, Inc.;

           C. This Agreement and the transactions contemplated hereby have been approved by the Board of Directors of Buyer and the Board of Directors of the Seller.

AGREEMENT

The parties to this Agreement agree as follows:

SECTION 1.    DEFINITIONS

"Affiliate" means, with respect to any Person, any Person directly or indirectly controlling, controlled by, or under common control with such other Person.

"Ancillary Agreements" means the Assignment and Assumption Agreement and the Bill of Sale.

"Balance Sheet" means the unaudited balance sheet of the Business as of December 31, 2008 found in Schedule 3.05.

"Balance Sheet Date" means December 31, 2008.

“Business” means the business of the Seller which provides EBTS/CDMA, BTS (Base Transceiver Station), DAS (Distributed Antenna System) , Micro-Cell and electrical installation and maintenance solutions to the wireless and telecommunications industries. Our services include installation and maintenance for all facets of the wireless infrastructure. We provide Cellular site interior, exterior, network, wiring and cabling as well site modifications and upgrades to next Generation configurations. Our expertise including, Motorola iDEN EBTS, Ericsson UMTS, GSM, Nokia UMTS, Nortel BTS and Lucent CDMA BTS Standards Installation. FCSI maintains all required safety and technical certifications necessary, i.e. Andrew and CommScope cables and connectors, Anritsu coaxial sweep testing, as well as Ethernet and fiber optic topologies. to work with you on your wireless site technologies.

"Business Intellectual Property" means all Intellectual Property that is owned or held by or on behalf of Seller for use, or that is being, and/or has been, used, or is currently under development for use, in the Business as it has been, is currently or is currently planned to be conducted.

"Closing Date" means the date of the Closing.

"Deferred Revenue" means (i) contracts of the Seller, as of the date of determination, that are invoiced, but not yet recognized as revenue and (ii) amounts under contracts for services that, as of the date of determination, have been billed but not yet recognized as revenue as a result of an ongoing obligation to perform services and, in all events, shall be calculated in accordance with the methodologies set forth on Schedule 1.01(a) hereto. For greater clarity, Deferred Revenue does not include customer overpayments that have been retained by the Seller.

"Intellectual Property" means all tangible or intangible proprietary information and materials, including without limitation:

(a) (i) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereon, and all patents, patent applications and patent disclosures, together with all reissuances, continuations, continuations-in-part, divisions, revisions, extensions and re-examinations thereof, (ii) all trademarks, services marks, trade dress, logos, trade names, domain names, and corporate names, together with all translations, adaptations, derivations and combinations thereof and including all goodwill associated therewith, and all applications, registrations and renewals in connection therewith, (iii) all copyrights and all applications, registrations and renewals in connection therewith, (iv) all mask works and all applications, registrations and renewals in connection therewith, (v) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production process and techniques, methods, schematics, technology, technical data, designs, drawings, flowcharts, block diagrams, specifications, customer and supplier lists, pricing and cost information and business and marketing plans and proposals), and (vi) all software and firmware (including data, databases and related documentation); (b) all documents, records and files relating to design, end user documentation, manufacturing, quality control, sales, marketing or customer support for, and tangible embodiments of, all intellectual property described herein; and(c) all licenses, agreements and other rights in any third party product or any third party intellectual property described in (a) and (b) above other than any "off-the-shelf" third party software or related intellectual property.

"Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest, restriction or encumbrance of any kind in respect of such asset.

"Material Adverse Change" means a material adverse change in the business, assets, financial condition, or results of operations of Seller or the Business alone or as taken as a whole.

"Material Adverse Effect" means a material adverse effect on the business, assets, financial condition, or results of operations of Seller or the Business taken as a whole;

"Permitted Lien" means (i) mechanic's and other similar statutory liens that are not material in nature or amount, and (ii) liens for Taxes or other governmental charges not yet due and payable or due but not delinquent or that are being contested in good faith.

"Person" means an individual, corporation, partnership, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

"to Seller's Knowledge", "Known to Seller" and words of similar import means the knowledge of Seller's officers or directors or Parent’s officers or directors.

SECTION 2.    DESCRIPTION OF TRANSACTION

2.1.           ASSETS TO BE TRANSFERRED. Upon the terms and subject to the conditions of this Agreement, Buyer agrees to purchase from Seller and Seller agrees to sell, transfer, assign and deliver, or cause to be sold, transferred, assigned and delivered, to Buyer at Closing all of Seller's right, title and interest in the following assets of the Business, as listed below (the "Purchased Assets"):

(a)             The personal property and interests therein used by Seller or held by Seller for use in connection with the Business, including equipment, furniture, office equipment, and communications equipment, as listed on Schedule 3.07;

(b)            Katherine Thompson agrees to become President of MetroConnect, Inc and Freedom Wireless Services, Inc upon completion of this agreement, further the Board of Directors on April 13, 2009 voted to bring Katherine Thompson on as a board member upon completion of this closing.

(c)            all rights under all contracts, agreements, licenses, commitments, sales and purchase orders and other instruments used by Seller or held by Seller for use in connection with the Business, as listed on Schedule 3.11 other than contracts and such other documents indicated thereon as "Excluded Contracts" (the "Excluded Contracts") but including any contract or other document which would be listed on Schedule 3.11 but for any dollar limitation contained in Section 3.11 (collectively, the "Contracts");

(d)            all transferable licenses, permits or other governmental authorizations affecting, or relating in any way to, the Business, including without limitation the items listed on Schedule 3.3;

2.2.            Assumption of Liabilities. Upon the terms and subject to the conditions of this Agreement, Buyer agrees, effective at the Closing, to assume the following liabilities (the "Assumed Liabilities"):

(a)            all liabilities and obligations of Seller arising under the Contracts (other than liabilities or obligations attributable to any failure by Seller to comply with the terms thereof except  to the extent reserved for in the Seller's financial statements and specifically disclosed to Buyer, (ii) for obligations of Seller under warranty claims or expenses assumed under Section 2.03(b) or (iii) as specifically identified on Schedule 2.03(a)) including, without limitation obligations associated with Deferred Revenue;

(b)            all liabilities and obligations of Ford Motor Credit (“FMC”) (3) three 2007 Ford F-150 pick up trucks, currently financed by Ford Motor Credit. Buyer agrees to pay FMC all back payments due at the time of closing approximately $4230 and all payments forward. Seller agrees to turn all rights to ownership on the vehicles listed above. Upon complete payoff to FMC Seller agrees to release all ownership to Buyer.

2.3.           Excluded Liabilities. Notwithstanding any provision in this Agreement or any other writing to the contrary, Buyer is assuming only the Assumed Liabilities and is not assuming any other liability or obligation of Seller or any Affiliate of Seller (or any predecessor owner of all or part of its business and assets) of whatever nature whether presently in existence or arising or asserted hereafter. All such other liabilities and obligations shall be retained by and remain obligations and liabilities of Seller or its Affiliates (all such liabilities and obligations not being assumed being herein referred to as the "Excluded Liabilities"). Without limiting the foregoing, none of the following shall be Assumed Liabilities for the purposes of this Agreement:

(a)            Any and all liabilities and obligations of Seller for Taxes, (including any Taxes that arise as a result of the transactions contemplated by this Agreement);

(b)            Any liabilities or obligations relating to employee benefits or compensation arrangements existing as of the end of the day on the day immediately preceding the Closing Date;

(c)              any claims for refunds based on any warranty, express or implied, for products or services provided to the extent not reserved therefore on the Balance Sheet or not properly accrued since the Balance Sheet Date;

(d)            any environmental liabilities;

(e)            any liability or obligation relating to an Excluded Asset; and

(f)            any liability or obligation relating to or arising under any Excluded Contract.

2.4.           Assignment of Contracts and Rights. Anything in this Agreement to the contrary notwithstanding, this Agreement shall not constitute an agreement to assign any Purchased Asset or any claim or right or any benefit arising thereunder or resulting therefrom if an attempted assignment thereof, without consent of a third party thereto, would constitute a breach or other contravention thereof or in any way adversely affect the rights of Buyer or Seller thereunder. Seller and Buyer will use their best efforts (but without any payment of money by Seller or Buyer) to obtain the consent of the other parties to any such Purchased Asset or claim or right or any benefit arising thereunder for the assignment thereof to Buyer as Buyer may request. If such consent is not obtained, or if an attempted assignment thereof would be ineffective or would adversely affect the rights of Seller or Buyer thereunder so that Buyer would not in fact receive all such rights, Seller and Buyer will cooperate in a mutually agreeable arrangement under which Buyer would obtain the benefits and assume the obligations thereunder in accordance with this Agreement, including subcontracting, sub-licensing, or subleasing to Buyer, or under which Seller would enforce for the benefit of Buyer, with Buyer assuming Seller's obligations, any and all rights of Seller against a third party thereto. Seller will promptly pay to Buyer when received all monies received by Seller under any Purchased Asset or any claim or right or any benefit arising thereunder, except to the extent the same represents an Excluded Asset. In such event, Seller and Buyer shall, to the extent the benefits therefrom and obligations thereunder have not been provided by alternate arrangements satisfactory to Buyer and Seller, negotiate in good faith an adjustment in the consideration paid by Buyer for the Purchased Assets.

2.5.           Purchase Price; Closing.

(a)            The purchase price for the Purchased Assets (the "Purchase Price") is $500,000 in U.S. dollars.

(b)            The closing (the "Closing") of the purchase and sale of the Purchased Assets and the assumption of the Assumed Liabilities hereunder shall take place at the offices of MetroConnect~~,~~ Inc., Anaheim, California upon execution of this Agreement or at such other place as Buyer and Seller may agree. At the Closing,

(i)              Buyer shall prepare and sign a note with a cash payment equal to $500,000 for a period of 2 years, 7% interest per year. This note can also be convertible at the Sellers option at $1.00 per share.

(ii)             Each of Seller and Buyer shall execute and deliver each of the Ancillary Agreements to be entered into by it at the Closing, in each case substantially in the form attached as an Exhibit to this Agreement and Seller shall deliver to Buyer such deeds, bills of sale, endorsements, consents, assignments and other good and sufficient instruments of conveyance and assignment (the "Conveyance Documents") as the parties and their respective counsel shall deem reasonably necessary or appropriate to vest in Buyer all right, title and interest in, to and under the Purchased Assets..

(iii)            Seller shall have arranged with Buyer for the physical delivery of the Personal Property and all copies of the Business Intellectual Property, and the physical embodiment thereof.

(iv)            Seller and Buyer shall execute and deliver all such instruments, documents and certificates as may be reasonably requested by the other party that are necessary, appropriate or desirable for the consummation at the Closing of the transactions contemplated by this Agreement.

2.6.           Allocation of Purchase Price.

(a)                As soon as practicable after the Closing, Buyer shall deliver to Seller a statement (the "Allocation Statement"), setting forth the value of the Purchased Assets and of the covenant not to compete described in Section 5.04 hereof, which shall be used for the allocation of the Purchase Price and the Assumed Liabilities among the Purchased

Assets and the covenant not to compete (the allocation shall be made in accordance with all applicable provisions of the Code and any applicable state or local law).

SECTION 3.    REPRESENTATIONS AND WARRANTIES OF SELLER

Except as set forth in the disclosure schedules dated as of the date hereof and delivered herewith to Buyer, (which disclosure schedules identify the section and subsection to which each disclosure therein relates), Seller and Parent hereby represents and warrant to Buyer as of the date hereof that:

3.1.           Corporate Existence and Power. Seller is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation, and has all corporate powers and all governmental licenses, authorizations, consents and approvals required to carry on the Business as now conducted. Seller is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the   property owned or leased by it or the nature of its activities makes such qualification necessary, except for those jurisdictions where the failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect.

3.2.           Corporate Authorization. The execution, delivery and performance by Seller of this Agreement and each of the Ancillary Agreements, and the consummation by Seller of the transactions contemplated hereby and thereby are within Seller's corporate powers and have been duly authorized by all necessary corporate action on the part of Seller. Each of this Agreement and each Ancillary Agreement to which Seller is a party has been duly executed and delivered by Seller and constitutes a valid and binding agreement of Seller, enforceable in accordance with its terms.

3.3.           Governmental Authorization; Consents.

(a)             The execution, delivery and performance by Seller of this Agreement and each of the Ancillary Agreements to which Seller is a party require no action by or in respect of, or filing with, any governmental body, agency, or official.

(b)             Except as set forth in Schedule 3.3, no consent, approval, waiver or other action (a "Required Consent") by any Person (other than any governmental body, agency, official or authority referred to in (a) above) under any contract listed on Schedule 3.11 or any other material contract, agreement, indenture, lease, instrument, or other document binding upon or to which the Seller is a party is required or necessary for the execution, delivery and performance by Seller of this Agreement and each Ancillary Agreement to which Seller is a party, or for the consummation of the transactions contemplated hereby or thereby.

3.4.           Non-Contravention. The execution, delivery and performance by Seller of this Agreement and each Ancillary Agreement to which Seller is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not (i) contravene or conflict with the corporate charter or bylaws of Seller, (ii) assuming compliance with the matters referred to in Section 3.3(a), contravene or conflict with any provision of any law, regulation, judgment, injunction, order, Permit or decree binding upon or applicable to Seller or the Business; (iii) assuming the receipt of all Required Consents, constitute a default (with or without notice or lapse of time, or both) under or give rise to any right of termination, cancellation or acceleration of any right or obligation of Seller, or to a loss of any benefit, relating to the Business to which Seller is entitled under any provision of any agreement, contract or other instrument binding upon Seller or (iv) result in the creation or imposition of any Lien (other than a Permitted Lien) on any Purchased Asset.

3.5.           Personal Property

(a)             Seller has good and marketable title to, or in the case of leased personal property has valid leasehold interests in, all personal property (including machinery and equipment, inventory, and furniture) (whether tangible or intangible) included in the Purchased Assets (the "Personal Property"). All of such Personal Property is listed on Schedule 3.07. None of such Personal Property is subject to any Liens, other than:

(i)              Liens disclosed;

(ii)             Permitted Liens; or

(iii)            Liens that do not materially detract from the value of the Personal Property as now used, or materially interfere with any present or intended use of the Personal Property.

(b)            The Personal Property has no material defects, is in good operating condition and repair (ordinary wear and tear excepted), and is generally adequate for the uses to which it is being put.

3.6.           Intentionally Omitted.

3.7.           Compliance with Laws.

(a)             Seller is not and has not been in violation of any applicable provisions of any laws, statutes, ordinances or regulations and to Seller's Knowledge is not under investigation with respect to and has not been threatened to be charged with or given notice of any violation of, any law, rule, ordinance or regulation applicable to the Purchased Assets or the conduct of the Business.

(b)            Schedule 3.14(b) correctly describes each governmental license, permit, concession or franchise (a "Permit") material to the Business, together with the name of the governmental agency or entity issuing such Permit. Except as set forth on Schedule 3.14(b), such Permits are valid and in full force and effect and, assuming the related Required Consents have been obtained prior to the Closing Date, are transferable by Seller and will not be terminated or impaired or become terminable as a result of the transactions contemplated hereby. Upon consummation of such transactions, Buyer will, assuming the related Required Consents have been obtained prior to the Closing Date, have all of the right, title and interest in all the Permits.

(c)            Seller is not in default under, and no condition exists that with notice or lapse of time or both would constitute a default under, any judgment, order or injunction of any court, arbitrator or governmental body, agency, official or authority.

3.8.           Environmental Compliance.

(a)            The Seller has complied in all material respects with all federal, state and local laws (including, without limitation, case law, rules, regulations, orders, judgments, decrees, permits, licenses and governmental approvals) which are intended to protect the environment and/or human health or safety (collectively, "Environmental Laws"); and

(b)            The Seller has not handled, generated, used, stored, transported or disposed of any material, substance or waste which is regulated by Environmental Laws ("Hazardous Materials"), except where such handling, generation, use, storage, transportation or disposal has not had, and could not reasonably be expected to have, a Material Adverse Effect. The foregoing does not constitute a representation or warranty that no violation of Environmental Laws has occurred with respect to premises occupied by the Seller, although Seller has no knowledge of any such violation.

3.9.           Customers and Suppliers. Seller has not received notice from and is not otherwise aware that (a) any customer (or group of customers under common ownership or control) that accounted for a material percentage of the aggregate products and services furnished by the Business during the past 18 months has stopped or intends to stop purchasing the products or services of the Business or (b) any supplier (or group of suppliers under common ownership or control) that accounted for a material percentage of the aggregate supplies purchased by the Business during the past 18 months has stopped or intends to stop supplying products or services to the Business.

3.10.         Transactions with Affiliates; Intercompany Arrangements. There are no agreements, loans, leases, royalty agreements or other continuing transactions, in each cases relating to the Business or the Purchased Assets between Seller and (i) any officer, director or stockholder of Seller or any of their Affiliates or (ii) any member of any officer, director or stockholder of Seller's family or any of their Affiliates ("Interested Person"). To the Knowledge of Seller, no Interested Person (x) has any material direct or indirect interest in any entity that does business with Seller with respect to the Business or (y) has any direct or indirect interest in any property, asset or right that is used by Seller in the conduct of the Business. No Interested Person has any contractual relationship (including that of creditor or debtor) with Seller other than such relationships as result solely from being an officer, director or stockholder of Seller.

3.11.          Finders' Fees. There is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Seller who might be entitled to any fee or commission from Buyer, Seller or any of their respective Affiliates upon consummation of the transactions contemplated by this Agreement.

3.12.          Other Information. None of this Agreement, the Ancillary Agreements and the schedules, exhibits and other documents delivered in connection herewith and therewith, when read together as a whole, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained therein not misleading.

SECTION 4.    REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Seller that:

4.1.           Corporate Authorization. The execution, delivery and performance by Buyer of this Agreement, each of the Ancillary Agreements and the consummation by Buyer of the transactions contemplated hereby and thereby are within the corporate powers of Buyer and have been duly authorized by all necessary corporate action on the part of Buyer. This Agreement and each of the Ancillary Agreements to which Seller is a party have been duly executed and delivered by Buyer and constitute valid and binding agreements of Buyer.

4.2.           Governmental Authorization. The execution, delivery and performance by Buyer of this Agreement and each of the Ancillary Agreements require no action by or in respect of, or filing with, any governmental body, agency, official or authority.

4.3.           Non-Contravention. The execution, delivery and performance by Buyer of this Agreement and each of the Ancillary Agreements and the consummation by Buyer of the transactions contemplated hereby and thereby do not and will not (i) contravene or conflict with the corporate charter or bylaws of Buyer or (ii) assuming compliance with the matters referred to in Section 4.03, contravene or conflict with any provision of any law, regulation, judgment, injunction, order or decree binding upon or applicable to Buyer.

4.4.           Litigation. There is no action, suit, investigation or proceeding pending against, or to the knowledge of Buyer threatened against or affecting, Buyer before any court or arbitrator or any governmental body, agency or official which in any manner challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated hereby.

4.5.           Finders' Fees. There is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Buyer who might be entitled to any fee or commission from Seller or any of its Affiliates upon consummation of the transactions contemplated by this Agreement.

SECTION 5.    COVENANTS OF SELLER

Parent and Seller agree that:

5.1           Noncompetition. Seller and Parent agree that for a period of three full years from the Closing Date, neither it nor any Person that, as of the date of this Agreement or the Closing Date, is an Affiliate of Seller or Parent shall:

5.2           Billing. The Seller agrees that it shall not invoice any customers for, or receive any customer payment or deposits with respect to, maintenance service contracts that contain service periods that commence on or after the date of this Agreement.

5.3           Customer Payments. The Seller agrees that it shall promptly remit to Buyer all payments it receives from Customers or rebates from suppliers after the Closing Date in connection with the Business.

COVENANTS OF BOTH PARTIES

The parties hereto agree that:

5.4           Confidentiality. The Seller Parent and their Affiliates will hold, and will use their best efforts to cause their respective officers, directors, employees, accountants, counsel, consultants, advisors and agents to hold, in confidence, unless compelled to disclose by judicial or administrative process or by other requirements of law, all confidential documents and information concerning Buyer furnished to Seller and its Affiliates in connection with the transactions contemplated by this Agreement, and, after the Closing Date, all confidential documents and information concerning the Business, except to the extent that such information can be shown to have been (i) previously known on a nonconfidential basis by Seller or Parent (other than with regard to all documents and information concerning the Business) or (ii) in the public domain through no fault of Seller or Parent ; provided that Seller may disclose such information to its officers, directors, employees, accountants, counsel, consultants, advisors and agents in connection with the transactions contemplated by this Agreement so long as such persons are informed by Seller of the confidential nature of such information and are directed by Seller to treat such information confidentially in accordance with this Agreement. The Buyer and its Affiliates will hold, and will use their best efforts to cause their respective officers, directors, employees, accountants, counsel, consultants, advisors and agents to hold, in confidence, unless compelled to disclose by judicial or administrative process or by other requirements of law, all confidential documents and information concerning both the Seller and the Business furnished to Buyer and its Affiliates in connection with the transactions contemplated by this Agreement, but after the Closing Date, only the confidential documents and information concerning the Seller not related to the Business except to the extent that such information can be shown to have been (i) previously known on a nonconfidential basis by Buyer, (ii) in the public domain through no fault of Buyer or (iii) later lawfully acquired by Buyer from sources other than Seller; provided that Buyer may disclose such information to its officers, directors, employees, accountants, counsel, consultants, advisors and agents in connection with the transactions contemplated by this Agreement so long as such persons are informed by Buyer of the confidential nature of such information and are directed by Buyer to treat such information confidentially in accordance with this Agreement. The obligation of the disclosing party to hold any such information in confidence shall be satisfied if they exercise the same care with respect to such information as they would take to preserve the confidentiality of their own similar information. If this Agreement is terminated, (a) Seller will, and will use its best efforts to cause its officers, directors, employees, accountants, counsel, consultants, advisors and agents to, destroy or deliver to Buyer, upon request, all documents and other materials, and all copies thereof, obtained by Seller or on its behalf concerning Buyer in connection with this Agreement that are subject to such confidence, and (b) Buyer will, and will use its best efforts to cause its officers, directors, employees, accountants, counsel, consultants, advisors, and agents to, destroy or deliver to Seller, upon request, all documents and other materials, and all copies thereof, obtained by Buyer or on its behalf concerning Seller in connection with this Agreement that are subject to such confidence. Upon the Closing, Seller shall not retain any copies of any Business Intellectual Property.

5.5           Further Assurances.

(a)           Subject to the terms and conditions of this Agreement, each party will use its best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under applicable laws and regulations to consummate the transactions contemplated by this Agreement and the Ancillary Agreements. Seller and Buyer each agree to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be necessary or desirable in order to consummate or implement expeditiously the transactions contemplated by this Agreement and to vest in Buyer good and marketable title to the Purchased Assets.

(b)            Seller hereby constitutes and appoints, effective as of the Closing Date, Buyer and its successors and assigns as the true and lawful attorney of Seller with full power of substitution in the name of Buyer or in the name of Seller, but for the benefit of Buyer (i) to collect for the account of Buyer any items of Purchased Assets and (ii) to institute and prosecute all proceedings which Buyer may in its sole discretion deem proper in order to assert or enforce any right, title or interest in, to or under the Purchased Assets, and to defend or compromise any and all actions, suits or proceedings in respect of the Purchased Assets. Buyer shall be entitled to retain for its account any amounts collected pursuant to the foregoing powers, including any amounts payable as interest in respect thereof.

5.6           Certain Filings. Seller and Buyer shall cooperate with each other (a) in determining whether any action by or in respect of, or filing with, any governmental body, agency, official or authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements and (b) in taking such actions or making any such filings, furnishing information required in connection therewith and seeking timely to obtain any such actions, consents, approvals or waivers.

5.7           Public Announcements. The parties agree to consult with each other before issuing any press release or making any public statement with respect to this Agreement or the transactions contemplated hereby and, except as may be required by applicable law or stock exchange regulation, will not issue any such press release or make any such public statement prior to such consultation.

5.8            Information Requests. After the Closing, for a period of six months, both the Buyer and the Seller will afford to the other party's officers, employees, counsel, accountants and other authorized representatives reasonable access during normal business hours to all personnel, books and records relating to the Purchased Assets, and shall furnish to such persons such financial and operating data and other information concerning the Purchased Assets as such persons from time to time reasonable requests. Prior to the Closing, Seller shall provide Buyer with the records and data from their call logging and bug tracking software in an electronic or printed format that is reasonably acceptable to both parties.

5.9           Employment Agreement. Buyer and Katherine Thompson shall execute an employment agreement.  Buyer agrees to issue or reserve for 1,000,000 (one million) Common Shares of MetroConnect, to be issued in a name to be supplied by Katherine Thompson as a signing bonus.

SECTION 6.    SURVIVAL; INDEMNIFICATION

6.1.           Survival

(a)            The covenants, agreements, representations and warranties of the parties hereto contained in this Agreement or the Ancillary Agreements or in any certificate or other writing delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the Closing until the first anniversary of the Closing Date, except as to matters as to which a Person has made a claim for indemnity or given notice of claim on or prior to the first anniversary of the Closing Date, which matters shall survive the expiration of such period until such claim is finally resolved and any obligations with respect thereto are fully satisfied, or

(i)              in the case of Section 7.1 (Confidentiality);

(ii)             in the case of Section 5.1 (Noncompetition), for the period set forth therein; and

(iii)            in the case of Section 9.2(a)(iv), until the expiration of the applicable statute of limitations giving effect to any waivers, extensions or mitigation thereof.

Notwithstanding the preceding sentence, any covenant, agreement, representation or warranty in respect of which indemnity may be sought under Section 10.02 shall survive the time at which it would otherwise terminate pursuant to the preceding sentence, if notice of the inaccuracy or breach thereof giving rise to such right to indemnity shall have been given to the party against whom such indemnity may be sought prior to such time.

(b) All indemnification payments made under this Agreement shall be treated as adjustments to the Purchase Price.

6.2.           Indemnification.

(a)            Seller hereby indemnifies Buyer against and agrees to hold it harmless from any and all damage, loss, liability and expense (including without limitation reasonable expenses of investigation and reasonable attorneys' fees and expenses in connection with any action, suit or proceeding) ("Damage") incurred or suffered by Buyer arising out of:

(i)               any misrepresentation or breach of warranty (determined without regard to any materiality qualification contained in any representation or warranty giving rise to claim for indemnity hereunder) made or to be performed by Seller pursuant to the provisions of this Agreement the Ancillary Agreements and any certificate or other writing delivered pursuant hereto or thereto; and

(ii)              any claim, action, suit or proceeding by any third party (a "Business Third Party Claim") alleging facts that if proven true would constitute a misrepresentation or breach of warranty by Seller;

(iii)             any breach of any covenant made by Seller; and

(iv)             any Tax obligations of Seller (other than any Tax obligations under Section 8.03(c) hereof), whether as a result of a Permitted Lien or otherwise, notwithstanding any disclosure on any disclosure schedule hereto or otherwise of the possibility of any such Taxes or the existence of any reserves therefor.

(b)            Buyer hereby indemnifies Seller against and agrees to hold it harmless from any and all Damages incurred or suffered by Seller arising out of:

(i)                any misrepresentation or breach of warranty (determined without regard to any materiality qualification contained in any representation or warranty giving rise to claim for indemnity hereunder) made or to be performed by Buyer pursuant to the provisions of this Agreement the Ancillary Agreements and any certificate or other writing delivered pursuant hereto or thereto; and

(ii)               any Business Third Party Claim alleging facts that if proven true would constitute a misrepresentation or breach of warranty by Buyer; and

(iii)              any breach of any covenant made by Buyer.

6.3.           Limitation of Indemnification. Notwithstanding the provisions of Section 9.2, (i) neither Seller nor Buyer shall be liable for Damages under Section 9.2(a)(i) and 9.02(b)(i), respectively unless the aggregate amount of Damages with respect to all such misrepresentations or breaches of warranty (determined without regard to any materiality qualification contained in any representations, warranty or covenant giving rise to claim for indemnity hereunder) exceeds $25,000 and Seller's maximum liability under Section 9.2(a) shall not exceed $1,500,000.

6.4.           Procedures. Any party seeking indemnification (the "Indemnified Party") shall give prompt notice to the party against whom indemnity is sought (the "Indemnifying Party") of the assertion of any Third Party Claim; provided that no delay on the part of the Indemnified Party in notifying the Indemnifying Party shall relieve the Indemnifying Party of any liability or obligation hereunder, except to the extent that the Indemnifying Party has been prejudiced thereby. The Indemnifying Party may, and at the request of the Indemnified shall, participate in and control the defense of any Third Party Claim at its own expense. If the Indemnifying Party assumes control of the defense of any Third Party Claim, the Indemnifying Party shall not be liable for any settlement effected by the Indemnified Party without its consent of any Third Party Claim. Notwithstanding the foregoing, if the Indemnifying Party assumes the defense of a Third Party Claim and if the Indemnified Party later determines in good faith that a Third Party Claim is likely to materially adversely affect it or its business in a manner that may not be adequately compensated by the money damages, then the Indemnified Party may, by written notice to the Indemnifying Party, assume the exclusive right to defend, compromise, or settle such claim. If the Indemnified Party shall so assume the exclusive right to defend, compromise, or settle such claim, all attorneys' fees and other expenses incurred by the Indemnified Party in the defense, compromise or settlement of such claim shall be at the Indemnified Party's expense and shall not be eligible for indemnification from the Indemnifying Party, but the Indemnifying Party shall be entitled to be indemnified by the Indemnifying Party for the full amount of any other Damages suffered by the Indemnified Party as a result of or arising out of the Third Party Claim. The party controlling the defense of any third party suit, action or proceeding shall keep the other party advised of the status of such action, suit or proceeding and the defense thereof and shall consider in good faith recommendations made by the other party with respect thereto.

6.5.           Exclusive Remedy. After the Closing, Section 9.02 shall provide the exclusive remedy for any misrepresentation or breach of warranty, covenant or other agreement or other claim arising out of this Agreement or the transactions contemplated hereby, other than the covenants contained in Sections 5.04 (Noncompetition) and 7.01 (Confidentiality), or with respect to claims for fraud, willful misrepresentation or willful breach.

SECTION 7.    MISCELLANEOUS PROVISIONS

7.1.           Fees And Expenses. Each party to this Agreement shall bear and pay all fees, costs and expenses (including legal fees and accounting fees) that have been incurred or that are incurred by such party in connection with the transactions contemplated by this Agreement.

7.2.           Attorneys' Fees. If any action or proceeding relating to this Agreement or the enforcement of any provision of this Agreement is brought against any party hereto, the prevailing party shall be entitled to recover reasonable attorneys' fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled).

7.3.           Notices. All notices and other communications required or permitted under this Agreement and the transactions contemplated hereby shall be in writing and shall be deemed to have been duly given, made and received on the date when delivered by hand delivery with receipt acknowledged, or upon the next "Business Day" (meaning a day, other than a Saturday or a Sunday, or a federal holiday upon which offices of the federal government are not open for business) following receipt of facsimile transmission or delivery by a nationally recognized courier, or upon the fifth day after deposit in the United States mail, registered or certified with postage prepaid, return receipt requested, addressed as set forth below:

           (a) If to Buyer:

           with a copy (not constituting notice) to:

           (b) If to Seller:

           with a copy (not constituting notice) to:

Any party may alter the address to which its communications are to be sent by giving notice of such change in conformity with the provisions of this Section 9.4 for the giving of notice

7.4.           Confidentiality. On and at all times after the Closing Date, Seller and Buyer shall keep confidential, and shall not use or disclose to any other Person, any non-public document or other non-public information in Seller's or Buyer's possession that relates to the business of the other party.

7.5.           Headings. The underlined headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

7.6.           Counterparts. This agreement may be executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement.

7.7.           Governing law. This agreement shall be construed in accordance with, and governed in all respects by, the internal laws of the state of California (without giving effect to principles of conflicts of laws).

7.8.           Successors and assigns. Buyer and seller may not assign this agreement without the written consent of the other party; provided, however, (i) buyer may freely assign any or all of its rights under this agreement (including its indemnification rights under section 7), in whole or in part, to any other person, in connection with the sale of all or any material portion of the purchased assets, without obtaining the consent or approval of any other party hereto or of any other person and (ii) seller may freely assign any or all of its rights under this agreement (including its indemnification rights under section 8), in connection with a sale of all or substantially all of seller's assets, without obtaining the consent or approval of any other party hereto or of any other person. Subject to the foregoing, the provisions of this agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and assigns.

7.9.           Remedies cumulative; specific performance. The rights and remedies of the parties hereto shall be cumulative (and not alternative). The parties to this agreement agree that, in the event of any breach or threatened breach by any party to this agreement of any covenant, obligation or other provision set forth in this agreement for the benefit of any other party to this agreement, such other party shall be entitled (in addition to any other remedy that may be available to it) to (a) a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other provision and (b) an injunction restraining such breach or threatened breach.

7.10.         Waiver.

(a)        Except as otherwise provided in this Agreement, no failure on the part of any person to exercise any power, right, privilege or remedy under this agreement, and no delay on the part of any person in exercising any power, right, privilege or remedy under this agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

(b)        Except as otherwise provided in this Agreement, no Person shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Person; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

7.11.          Amendments. This agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of all of the parties hereto.

7.12.          Severability. In the event that any provision of this agreement, or the application of any such provision to any person or set of circumstances, shall be determined to be invalid, unlawful, void or unenforceable to any extent, the remainder of this agreement, and the application of such provision to persons or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, shall not be impaired or otherwise affected and shall continue to be valid and enforceable to the fullest extent permitted by law.

7.13.          Entire Agreement. This agreement, the schedules, exhibits, instruments and the other agreements referred to herein set forth the entire understanding of the parties hereto relating to the subject matter hereof and thereof and supersede all prior agreements and understandings among or between any of the parties relating to the subject matter hereof and thereof; provided, however, that the mutual confidentiality agreement executed by and between buyer and seller on April 21, 2009 shall not be superseded by this agreement and shall remain in effect in accordance with its terms until the date on which such mutual confidentiality agreement is terminated in accordance with its terms.

7.14.          Construction.

(a)        The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this agreement.

(b)        Except as otherwise indicated, all references in this Agreement to "Sections" and "Exhibits" are intended to refer to Sections of this Agreement and Exhibits to this Agreement.

7.15.          Publicity. The parties agree not to issue any press release or similar publicity concerning the Acquisition until the press release in the form attached hereto as Exhibit E, is released on or after August 24, 2000. The parties will work in a positive manner together and in no event will any executive officer of either party make any negative statements about the other party regarding the Acquisition or the Purchased Assets.

The parties hereto have caused this Agreement to be executed and delivered as of April 21, 2009.

Freedom Communications Services, Inc.
By: /s/ Katherine Thompson Name: Katherine Thompson Title: Chief Executive Officer/President

MetroConnect Inc.
By: /s/ Thomas C. Hemingway Name: Thomas C. Hemingway Title: Chief Executive Officer/President

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ASSET PURCHASE AGREEMENT

by and among:

MetroConnect, Inc.

A Nevada corporation;

Freedom Communications Services, Inc.

a California corporation

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Dated as of April 21, 2009

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EXHIBITS

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